Contact:
Rick Carlson
Chief Executive Officer, ProUroCare Medical Inc.
(952) 476-9093
rcarlson@prourocare.com

ProUroCare Medical Secures $885,000 in Financing

MINNEAPOLIS, Minn. (June 17, 2010) – ProUroCare Medical Inc. (OTCBB: PUMD), a provider of proprietary imaging products, today announced that it has closed on a $885,000 private placement of debt financing.  The funding was provided by a small group of existing investors closely aligned with the company.

The proceeds from the financing will be used to fund manufacturing and marketing scale-up activities, expand the company’s existing intellectual property portfolio and form a scientific advisory board.  A portion of the funding will also be used to pay existing debt obligations and for general corporate purposes.

“This additional funding brings the total amount raised by the company since 2007 to more than $9.3 million,” said CEO Rick Carlson.  “We are very pleased by the support that we continue to receive from investors for the ProUroScan™ prostate imaging system and the market opportunities that exist for this technology.  Our immediate focus is to ensure the successful processing of our de novo filing and the resulting FDA clearance for commercialization.”

About ProUroCare Medical Inc.
ProUroCare Medical, Inc. is a publicly traded company engaged in the business of developing innovative medical imaging products. The company’s current focus is the ProUroScan prostate imaging system, which is used to document abnormalities of the prostate detected by a Digital Rectal Exam (DRE).  Based in Minneapolis, Minn., ProUroCare is quoted on the OTCBB.
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Safe Harbor Statement
This news release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as "believes," "expects," "anticipates," "intends," "will," "may," "should," or similar expressions. These forward-looking statements are not guarantees of ProUroCare's future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause ProUroCare's results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of ProUroCare to find adequate financing to complete the development of its products; the high level of secured and unsecured debt incurred by ProUroCare; the dependence by ProUroCare on third parties for the development and manufacture of its products; and other risks and uncertainties detailed from time to time in ProUroCare's filings with the Securities and Exchange Commission including its most recently filed Form 10-K and Form 10-Q. ProUroCare undertakes no duty to update any of these forward-looking statements.